Exhibit 10.2

LEASE AGREEMENT

LIBERTY PROPERTY LIMITED PARTNERSHIP

Landlord

AND

ev3, INC.

Tenant

AT

9600 54th Avenue North

Plymouth, MN 55441

LEASE AGREEMENT

INDEX

1.	Basic Lease Terms and Definitions
2.	Premises
3.	Use
4.	Term; Possession
5.	Rent
6.	Operating Expenses
7.	Utilities
8.	Insurance; Waivers; Indemnification
9.	Maintenance and Repairs
10.	Compliance
11.	Signs
12.	Alterations
13.	Mechanics’ Liens
14.	Landlord’s Right of Entry
15.	Damage by Fire or Other Casualty
16.	Condemnation
17.	Quiet Enjoyment
18.	Assignment and Subletting.
19.	Subordination; Mortgagee’s Rights
20.	Tenant’s Certificate; Financial Information
21.	Surrender
22.	Defaults - Remedies
23.	Authority
24.	Liability of Landlord
25.	Miscellaneous
26.	Notices
27.	Security Deposit/Letter of Credit
28.	Automatic Funds Transfer
29.	Initial Tenant Improvements
30.	Parking
31.	Right of First Offer
32.	Leasing Restriction
33.	Building Name
34.	Extension Options

i

THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and ev3, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.             Basic Lease Terms and Definitions.

(a)           Premises:  Suite 100, consisting of approximately 31,718 rentable square feet as shown on Exhibit “A”.

(b)

Building: Approximate rentable square feet: 50,021

Address: 9600 54th Avenue North, Plymouth, Minnesota 55441

(c)           Term: 52 months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d)           Commencement Date:  November 1, 2005

(e)           Expiration Date:  The last day of the Tenn.

(f)            Minimum Annual Rent:  Payable in monthly installments as follows:

Period	Annual	Monthly
11/1/05 – 10/31/06	$347,946.48	$28,995.54
11/1/06 – 10/31/07	356,645.16	29,720.43
11/1/07 – 10/31/08	365,561.28	30,463.44
11/1/08 – 10/31/09	347,700.24	31,225.02
11/1/09 – 2/28/10	384,067.80	32,005.65

(g)           Annual Operating Expenses:  $131,312.52, payable in monthly installments of $10,942.71, subject to adjustment as provided in this Lease.

(h)           Tenant’s Share:  63.41% (also see Definitions)

(i)            Use: General office, production and manufacturing, research, shipping, receiving, normal business distribution and warehousing, all to the extent permitted under applicable zoning, provided that no more than 18,324 rentable square feet shall be used as office.

(j)            Security Deposit:  $33,000 letter of credit

(k)           Addresses For Notices:

Landlord:	Liberty Property Limited Partnership 10400 Viking Drive, Suite 130 Eden Prairie, MN 55344 Attn: Vice President/City Manager	Tenant:	Before the Commencement Date: ev3, Inc. 4600 Nathan Lane North Plymouth, MN 55442-2920 Attn: Legal

On or after the Commencement Date: Premises Attn: Legal

(l)            Guarantor: N/A

(m)          Additional Defined Terms:  See Rider 1 for the definitions of other capitalized terms.

(n)           Contents: The following are attached to and made a part of this Lease:

Rider 1 – Additional Definitions	Exhibits:	“A” – Plan showing Premises “B” – Building Rules “C” – Estoppel Certificate Form “D” – Exclusions from Operating Expenses “E” – Initial Tenant Improvements “F” – Tenant’s Exclusive Parking Area

2.             Premises.  Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord except as set forth in Section 29 (Initial Tenant Improvements) and other than as expressly set forth in this Lease.  Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section l(a) above without regard to actual measurement.

3.             Use.  Tenant shall occupy and use the Premises only for the Use specified in Section 1 above.  Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building.  Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises.  Tenant may use all Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times.

4.             Term; Possession.  The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease or unless renewed by Tenant in accordance with Section 34 of this Lease.  Subject to the provisions of Section 29 below, if Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date

Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay).

5.             Rent.  Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term as set forth in Paragraph 28 unless Landlord designates otherwise; provided that Monthly Rent for the first full month shall be paid at the signing of this Lease.  If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date.  Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 business days after the date due, provided that no such handling charge shall be charged until the second late payment during any twelve (12) month period.  In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid.  If any taxes, special assessments, fees or other charges are imposed against Landlord by any authority with respect to the Rent, Tenant will pay these amounts to Landlord when due.

6.             Operating Expenses.  The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences.  Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease.  By March 31st of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof.  Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.  If Tenant does not give Landlord notice within 30 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement.  Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space.  If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied (this provision is intended to fully allocate to Tenant those services provided to Tenant, but in no event shall this provision operate in a manner that would require Tenant to pay for any services provided to or properly chargeable to any vacant leaseable space in the Building).

In the event that Landlord contests any taxes, the net refunds received by Landlord for any period included in the Operating Expenses paid by Tenant shall be credited against the Operating Expenses due from Tenant during the immediately subsequent period, except that in the event that any such refund is paid during the final lease year of the Term (or any renewal Term, if applicable), then upon the expiration of the Term (or renewal Term, if applicable), Landlord shall promptly pay to Tenant any net refund actually received by Landlord after deducting therefrom the costs of contesting Taxes.  Tenant shall not initiate any action to reduce or contest real estate taxes on the Property.  However, Landlord agrees to initiate such an action upon Landlord’s reasonable determination that the assessor has overvalued the Property, and that a contest is likely to be successful.  If Tenant so requests, Landlord agrees to consult with and cooperate with Tenant in evaluating the merits of initiating a tax contest.

Tenant shall be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least ten (10) business days prior written notice, to inspect in Landlord’s business office all Landlord’s records necessary to satisfy itself that Annual Operating Expenses has been correctly determined and allocated to Tenant, for the calendar year immediately preceding the year during which such notice is given, and to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord’s written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord’s certification of the amount of Annual Operating Expenses charged Tenant, provided, however, that Tenant shall make all payments of Annual Operating Expenses without delay, and that Tenant’s obligation to pay such Annual Operating Expenses shall not be contingent on any such right.  If it is determined that Tenant’s liability for Annual Operating Expenses for either such calendar year is less than ninety-five percent (95%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant) and regardless of such percentage Landlord shall refund promptly to Tenant the amount of the Annual Operating Expenses paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit.  If it is determined that Tenant’s liability for Annual Operating Expenses for either such calendar year is more than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord (net of the cost to Tenant of the audit) the amount of the Annual Operating Expenses underpaid by Tenant, as determined following such audit.  Except as provided above, Tenant shall bear the total cost of any inspection or audit performed by or for Tenant.  Tenant shall keep, and shall cause Tenant’s auditor to keep, the results of such audit or inspection confidential.

7.             Utilities.  Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises.  Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider.  Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease, unless such interruption in service was caused by the Landlord’s negligence or willful misconduct.  Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises, provided that the services are substantially similar to the services existing as of the Commencement Date.  Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord.  In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and

Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.             Insurance; Waivers; Indemnification.

(a)           Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)           Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than combined single limits of $5,000,000 per occurrence and in the aggregate for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder.  Any general aggregate limit shall apply on a “per location” basis.  The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord.  The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)           Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d)           Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)           Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Property to the extent occasioned wholly or in part by any negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term.  Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.             Maintenance and Repairs.

(a)           Landlord shall Maintain the:  (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems; and (iv) Common Areas.  Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense.  Costs incurred by the Landlord under the foregoing subsection (i) shall not be included in Operating Expenses.  If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)           Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises.  All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant.

10.          Compliance.

(a)           Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy.  Landlord will, at its expense, comply with all Laws pertaining to the Premises prior to Tenant’s use or occupancy.  Tenant shall have no responsibility for complying with Laws for portions of the Building which do not include Tenant’s Premises.  Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises.  Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration).  Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises, except to the extent that violations of the ADA and said Laws existed prior to Tenant’s use or occupancy of the Premises.

(b)           Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c)           Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)           Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, except to the extent caused, in whole or in part, by the Landlord or Landlord’s Agents, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.  Notwithstanding anything herein to the contrary, Tenant shall not be responsible for costs associated with any Hazardous Materials to the extent that such Hazardous Materials (A) were existing on the Premises or Building prior to the Commencement Date or (B) were generated, transported, stored, used, treated, or disposed of at, to, from, on, or in the Premises or Building by the Landlord.

(e)           Landlord represents to Tenant that Landlord has received no notice alleging that the Property is in violation of any Laws, including, but not limited to zoning regulations and the ADA.

11.          Signs.  Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises.  Tenant shall have the exclusive right to place a sign panel identifying Tenant on the Building’s monument sign fronting Highway 169.  Tenant shall also be entitled to place building-mounted identification signage above Tenant’s main entrance.  Tenant’s signage shall be consistent with Landlord’s sign criteria and otherwise subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Tenant shall cause all Tenant signage to comply with all Laws.  Tenant shall maintain all signs installed by Tenant in good condition.  Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.          Alterations.  Except for cosmetic Alterations (such as painting, wall covering and floor covering) that (i) are not visible from the exterior of the Premises, (ii) do not affect the structure of the Building or any Building System, (iii) do not require penetrations into the floor, ceiling or walls, and (iv) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld.  With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent):  (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor which approval shall not be unreasonably withheld, conditioned, or delayed, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, but not to exceed ten percent (10%) of the anticipated cost of the Alteration, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction.  Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration except for reasonable normal wear and tear.  At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.  Notwithstanding anything herein to the contrary, Tenant is permitted to make Alterations that (i) are not visible from the exterior of the Premises, (ii) do not affect the structure of the Building or the operation of any Building System, (iii) do not require penetrations into the floor, ceiling or walls, (iv) do not require work within the walls, below the floor, or above the ceiling, and (v) cost less than $5,000 for any particular Alteration (“Minor Alteration”) without the advance written consent of the Landlord, provided that Tenant advises Landlord of the Minor Alteration prior to commencing the work.

13.          Mechanics’ Liens.  Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises.  Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.  Notwithstanding anything to the contrary, Tenant shall have no responsibility or liens caused by Landlord or Landlord’s Agents.

14.          Landlord’s Right of Entry.  Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.  Landlord acknowledges that Tenant has developed certain knowledge and information concerning know-how, methods of doing business, methods of construction, marketing information, financial records, material specifications, cost information, supplier, customer and vendor information, design methods and other information relative to the medical device industry which Tenant regards as proprietary, confidential, and/or trade secret information, whether in oral, written, or other tangible form (collectively referred to as “Confidential Information”).  Access to the Premises shall not entitle the Landlord or its Agents to gather, copy, disclose or otherwise disseminate any Confidential Information and at all times such Confidential Information shall be held in strict confidence by Landlord and Landlord’s Agents.

15.          Damage by Fire or Other Casualty.  If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant.  Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice.  If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 2 more years and does so within 30 days after the date of the casualty.  Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease.  Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.          Condemnation.  If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord.  Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.          Quiet Enjoyment.  Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.          Assignment and Subletting.

(a)           Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord has comparable space available in the Building for lease by the proposed transferee or (iv) an Event of Default shall exist on the part of Tenant under this Lease.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)           Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c)           The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If Tenant proposes to enter into a Transfer of less than all of the Premises

(other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred.  If Landlord elects to terminate this Lease upon any such Transfer, Tenant shall be forever released from any and all obligations under this Lease arising from and after the date of termination.

(d)           If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.          Subordination; Mortgagee’s Rights.

(a)           Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease.  This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)           No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)           The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.          Tenant’s Certificate; Financial Information.  Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of

Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.

21.          Surrender.

(a)           On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition.  Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)           If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.          Defaults - Remedies.

(a)           It shall be an Event of Default:

(i)            If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 business days after Landlord gives Tenant notice of default;

(ii)           If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)          If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 10 days after Landlord gives Tenant notice of default;

provided, however, if the default cannot reasonably be cured within 10 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 30 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 10 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)          If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b)           If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)            Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)           To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages.  Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting.  In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)          To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable, less any Rent that Landlord may reasonably be expected to collect from any replacement tenant or occupant at prevailing market rates; and

(iv)          To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)           Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(d)           No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)           If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f)            Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23.          Authority.  Tenant represents and warrants to Landlord that:  (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.  Landlord represents and warrants to Tenant that:  (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized and qualified to do business in the state in which the Property is located, (b) has the legal right to lease to Tenant the Premises and (c) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

24.          Liability of Landlord.  The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice.  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25.          Miscellaneous.

(a)           The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)           This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)           Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)           If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)           This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.  All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)            Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

26.          Notices.  Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above

(or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.          Security Deposit/Letter of Credit.  Upon execution of this Lease, Tenant shall deposit with Landlord and shall maintain at all times on deposit with Landlord and keep whole and unencumbered an irrevocable, assignable, non-documentary standby letter of credit in form, and issued by, a financial institution acceptable to Landlord in the amount of Thirty-three Thousand Dollars ($33,000.00), as security for the faithful performance by Tenant of every term and condition of this Lease, it being expressly understood and agreed that Tenant may not direct Landlord to apply said security in payment of Rent for any month during the Lease Term.  If there shall be a breach or default by Tenant in respect of any term or condition of this Lease, and such breach or default is not cured within the applicable cure period, if any, Landlord may draw upon all or any part of the letter of credit to perform the same for the account of Tenant, or for any damages, whether such damages or default accrue before or after summary proceedings or re-entry by Landlord.  Landlord shall not be required so to use, apply or retain the whole or any part of said security nor shall the provisions herein contained limit the rights and remedies of Landlord under this Lease.  If Tenant shall fully and faithfully comply with all of the provisions of this Lease, then, upon the termination or expiration of this Lease by lapse of time or otherwise and Tenant’s surrender of the Premises in the condition required under this Lease, said security or any balance thereof remaining, shall be returned to Tenant within 30 days after such termination or expiration and surrender, as applicable.  In the event of any sale, transfer or assignment of Landlord’s interest under this Lease, Landlord may transfer or assign said security to the transferee, and Landlord thereupon shall be released from all liability with respect to said security provided that the transferee accepts responsibility for said security.  Without affecting the non-documentary status of the letter of credit and without involving the issuer of the letter of credit in any matters affecting this Lease, Landlord shall not present a draft under the letter of credit for payment unless (1) a default exists on the part of Tenant beyond any applicable notice and cure period or (2) the letter is scheduled to expire before the time specified above for the return of the security to Tenant, and at least 20 days before the expiration of the letter of credit a renewal letter of credit shall not have been delivered to Landlord.  Tenant agrees to keep renewing the letter of credit until the time specified above for the return of the security to Tenant, without any need on the part of Landlord to give Tenant any notice that it is in default in supplying that renewal, any provision of this Lease as to notice of default to Tenant to the contrary notwithstanding.  The employment of a letter of credit is an accommodation to Tenant and the object of this Section is to preserve Landlord’s rights to deal with the security as if it were cash.  Without limiting the foregoing, the issuer of the letter of credit has no interest in, or concern with, this Lease or the performance under it by either party.  The issuer’s sole obligation is to honor a sight draft timely drawn and presented.

28.          Automatic Funds Transfer.  Monthly Rent payments shall be made automatically via electronic funds transfer to an account designated by Landlord.

29.          Initial Tenant Improvements.

(a)           Plan Approval.  Landlord and Tenant hereby approve the plans and specifications dated July 28, 2005 prepared by WCL Associates, Inc., for the initial leasehold improvements to be constructed by Landlord (the “Initial Tenant Improvements”) attached to this Lease as Exhibit ”E” (the “Plans”).  The Initial Tenant Improvements to be constructed by Landlord do not include any of the alternates listed on the Plans.

(b)           Completion by Landlord.  Landlord shall complete the Initial Tenant Improvements, at Landlord’s expense, in accordance with the Plans.  The Initial Tenant Improvements shall be substantially completed ready for use and occupancy by Tenant on or about November 1, 2005 (the “Target Completion Date”), subject to extension for delays due to any cause beyond the reasonable control of Landlord or Landlord’s contractors or suppliers.  All construction shall be done in a good and workmanlike manner.  Tenant’s occupancy of the Premises shall constitute Tenant’s acceptance of Landlord’s work, subject only to punch list items agreed to between Landlord and Tenant prior to such occupancy.  The Initial Tenant Improvements do not include any improvements other than as shown on the Plans and do not include any of Tenant’s trade fixtures, equipment or personal property, all of which shall be Tenant’s sole cost and responsibility.

(c)           Access.  Prior to the completion of the Initial Tenant Improvements, Tenant shall be afforded access to the Premises, at Tenant’s own risk, expense and responsibility, for purposes of installing Tenant’s trade fixtures and equipment, provided Tenant does not interfere with Landlord’s timely completion of the Initial Tenant Improvements.  In connection with access by Tenant, if any, prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the Term of this Lease had already commenced, except that Tenant shall have no obligation to pay Minimum Annual Rent or Operating Expenses for the period preceding the Commencement Date.  Tenant shall also pay the charges for all utilities furnished to the Premises during Tenant’s pre-commencement access period, if any, as reasonably estimated by Landlord.  This Lease, and Monthly Rent, shall commence on November 1, 2005, and the Commencement Date is not tied to the completion by Landlord of the Initial Tenant Improvements.  Landlord shall have the right to restrict Tenant’s access, whether before or after the Commencement Date, as reasonably necessary to complete the Initial Tenant Improvements.

30.          Parking.  Tenant shall be entitled to the exclusive use of 90 parking spaces (based on 2.83 spaces per 1,000 rentable square feet), as shown on attached Exhibit “F”.  Tenant may sign (in a manner consistent with Landlord’s sign criteria) a portion of Tenant’s exclusive parking for Tenant visitor parking and Tenant reserved parking.  Tenant shall not utilize parking in excess of the ratio afforded Tenant in this lease.

Tenant desires to expand its office use of the Premises beyond that currently permitted under Section 1(i) of this Lease and under the City parking requirements.  In that regard, Tenant, with Landlord’s consent and assistance, is seeking an Interim Use Permit from the City of Plymouth that would permit Tenant to expand its office space within the Premises by providing off-site parking for Tenant’s employees at certain premises Tenant leases from Landlord at 4600 Nathan Lane (“Additional Parking”).  If Tenant obtains the Interim Use Permit, and so long as the

Interim Use Permits remains in force, Tenant may build out and use such portion of the Premises for office uses as the City may permit pursuant to the Interim Use Permit.  Tenant shall be solely responsible for obtaining the Interim Use Permit at its sole cost and expense, and shall be solely responsible for complying with all requirements and conditions imposed by the City in connection with the Interim Use Permit.  Landlord agrees to cooperate (without out-of-pocket expense to Landlord) with Tenant in obtaining the Interim Use Permit and any other permit required by the City to obtain the Additional Parking.  Any rights Tenant may have to park vehicles at 4600 Nathan Lane shall terminate upon the expiration or termination of Tenant’s tenancy in that property.

In the event that the City does not issue all permits necessary for the expansion of Tenant’s office for the Additional Parking on or before September 30, 2005, Tenant may, at its discretion, elect to terminate this Lease by giving written notice of termination on or before October 3, 2005, time being of the essence (if Tenant fails to timely give notice of termination, this termination right shall be deemed waived and shall be of no further force or effect).  If Tenant elects to terminate this Lease, Landlord shall immediately stop work on the Initial Tenant Improvements and shall not incur any additional expenses not already incurred or committed by the Landlord in connection with this Lease.  Tenant shall thereafter pay to Landlord all expenses and costs incurred by the Landlord in connection with the Initial Tenant Improvements and the costs incurred by the Landlord, if any, in obtaining the Special Use Permit for the Additional Parking, such costs, however, (cumulatively) not to exceed Two Hundred Thousand Dollars ($200,000).  Landlord shall provide to Tenant all documentation reasonably necessary to substantiate that Landlord has incurred or is committed to the above costs.  Landlord shall have the right to suspend construction of the Initial Tenant Improvements once the $200,000 threshold described above is reached, unless Tenant waives in writing this termination right.  Any such suspension shall not delay the Commencement Date of this Lease.

In the event the City fails to issue the Interim Use Permit, and in the event Tenant does not terminate this Lease as provided above, upon Tenant’s request Landlord will cooperate with Tenant with respect to exploring options for alternative space to be provided by Landlord to Tenant, which may include a build-to-suit property to be constructed by Landlord and leased to Tenant.  This paragraph does not constitute a binding commitment on the part of Landlord to provide Tenant alternative space, and no obligation on the part of Landlord to provide, or Tenant to accept, alternative space shall exist unless and until Landlord and Tenant enter into a definitive agreement relating to the acquisition, construction and/or leasing of such alternative space, as applicable.  It is anticipated that any such agreement will provide for the termination of this Lease effective as of the date Tenant has occupied the alternative space under the new lease with Landlord and commenced payment of rent to Landlord thereunder.  This paragraph shall apply only while Liberty Property Limited Partnership is the Landlord under this Lease, and this paragraph shall terminate upon the sale or other disposition of Liberty’s interest in the Building.  Without limiting the foregoing, the obligations under this paragraph shall not bind any Mortgagee of the Building.

31.          Right of First Offer.  The term “Offer Space” herein means any space contiguous to the Premises that becomes available in the Building.  In the event any Offer Space is available for lease at any time during the Term of this Lease, and the party, if any, in possession of such Offer Space does not desire to remain in possession, Landlord shall give Tenant written notice of the availability of such Offer Space and of the proposed Minimum Annual Rent for such Offer Space (which shall be the then prevailing rate for comparable space in the Building as reasonably determined by Landlord), and Tenant shall have the right, at its option, to lease such Offer Space provided (a) Tenant delivers to Landlord written notice exercising its right to lease such Offer Space within 20 business days of receipt of Landlord’s notice of availability of such Offer Space, and (b) Tenant is not in default in any material respect under this Lease at the time Tenant exercises its right to lease such Offer Space and at the time Tenant is to take possession of such Offer Space.  If Tenant fails to exercise timely its right to lease such Offer Space with respect to a particular notice of availability given by Landlord, Tenant will have no further right (ahead of any other person or entity) to lease such Offer Space, and this right of first offer shall terminate with respect to such Offer Space.  If Tenant elects to exercise its right to lease such Offer Space, the terms, conditions and covenants applicable to such Offer Space shall be as set forth in this Lease, except that the Minimum Annual Rent regarding such space shall be at the then prevailing rate for comparable space in the Building as determined by Landlord and as stated in the offer notice, and the Offer Space shall be delivered to Tenant in an “as is” condition.  The commencement date for the lease covering such space shall be the date following the exercise of such option on which such space is first made available to Tenant.  If Tenant exercises its right to lease such space, Landlord and Tenant shall execute and deliver an appropriate amendment to this Lease regarding the lease of such space.  The foregoing notwithstanding, Tenant shall have no right to lease any Offer Space unless at least two (2) full years remain in the Term hereof or unless Tenant has the right to extend the Term and does so in connection with its lease of the Offer Space.  The rights provided Tenant in this Section shall be subject to any prior rights of any existing tenant of the Building.  If Tenant exercises its rights to lease such Offer Space, then Tenant shall be afforded an additional 2.83 parking spaces per 1,000 rentable square feet of the Offer Space.

Without limiting the foregoing, Landlord will use reasonable efforts to relocate the current tenant of Suite 140 to another property owned by Landlord.  The relocation will be subject to Landlord entering into an agreement acceptable to Landlord, in its sole discretion, with said tenant for the termination of its current lease for Suite 140 and for the leasing of the replacement premises.  If Landlord is able to reach agreement with the tenant, Landlord will offer Suite 140 to Tenant on the terms and conditions of this Section, provided, however, that Tenant’s time to respond to Landlord’s offer of Suite 140 shall be reduced from 20 business days to 5 business days.

Landlord’s approval:	/s/ Robert L. Kiel
Senior Vice President, Regional Director

32.          Leasing Restriction.  Landlord agrees that it will not lease any space in the Building to a Competitor of Tenant without first obtaining Tenant’s prior written consent.  For purposes of this Section, “Competitor” means any company engaged in the manufacturing, sale, distribution, research and development, or marketing of medical devices.  This restriction shall be effective only so long as Tenant is occupying at least 50% of the Premises, and shall expire upon the subleasing by Tenant of 50% or more of the Premises (other than to an Affiliate of Tenant) or upon an assignment of this Lease (other than to an Affiliate of Tenant).

33.          Building Name.  Landlord shall not change the name of the Building without Tenant’s consent.  Landlord shall not grant any other tenant or occupant of the Building the right to name the Building without Tenant’s consent.

34.          Extension Options.  Provided that there then exists no event of default by Tenant under this Lease beyond any applicable notice and cure period, Tenant shall have the right and option to extend the Term of this Lease for two (2) additional extension terms of three (3) years each.  Each option must be exercised, if at all, by giving Landlord prior written notice, no earlier than twelve (12) months and no later than (9) months in advance of the expiration date of the then current lease Term, of Tenant’s election to extend the lease Term; it being agreed that time is of the essence.  Each extension Term shall be under the same terms and conditions as provided in the Lease except as follows:

(a)           there shall be no further options to extend the term;

(b)           Tenant shall accept the Premises in their “as is” condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and

(c)           the Minimum Annual Rent for the extension term shall be negotiated between Landlord and Tenant as follows:

Landlord shall provide Tenant written notice of Landlord’s good faith determination of the fair market Minimum Annual Rent (“Landlord’s Rent Determination Notice”) not more than 30 days following receipt of Tenant’s notice of exercise.  If Tenant disputes Landlord’s determination and wishes to negotiate the Minimum Annual Rent, Tenant shall so notify Landlord (“Tenant’s Objection Notice”) within 15 days following Tenant’s receipt of Landlord’s Rent Determination Notice; Tenant’s Objection Notice shall include Tenant’s good faith determination of fair market Minimum Annual Rent.  If Tenant fails to timely send Tenant’s Objection Notice, Tenant shall be deemed to have extended this Lease on the terms set forth in Landlord’s Rent Determination Notice.  If Tenant timely gives Tenant’s Objection Notice, Landlord and Tenant shall have until that date that is (7) months in advance of the expiration date of the then current lease Term by which to reach a written agreement regarding the Minimum Annual Rent for the applicable extension term.  If Tenant and Landlord fail to reach agreement by that date, Tenant’s exercise of its extension option shall be deemed rescinded, and this lease shall expire on the expiration date of the then current lease Term.

Upon the effective exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to the Lease incorporating the terms of the Lease extension.

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, Sole General Partner
Date signed:

8/30/05	By:	/s/ Robert L. Kiel
Name: Robert L. Kiel
Title: Senior Vice President, Regional Director

Date signed:	Tenant:

ev3, INC.

	By:	/s/ Patrick D. Spangler
Name: Patrick D. Spangler
Title: CFO